COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, N.Y. 13214
For further information contact:
Scott A. Kingsley
E.V.P. and Chief Financial Officer
(315) 445-3121
Community Bank System to Acquire Tupper Lake National Bank
        Syracuse, N.Y. — January 9, 2007 — Community Bank System, Inc. (NYSE: CBU) has entered into an agreement to acquire TLNB Financial Corporation, parent company of Tupper Lake National Bank, in an all-cash transaction valued at approximately $17.6 million, or $34.75 per share.
        Based in Tupper Lake, N.Y., Tupper Lake National Bank operates five branches in the northeastern New York State cities of Tupper Lake, Plattsburgh and Saranac Lake, as well as an insurance subsidiary, TLNB Insurance Agency, Inc. All together the company has approximately $100 million in assets and $87 million of deposits.
        “This transaction represents a very attractive opportunity for us,” said Community Bank System President and Chief Executive Officer, Mark E. Tryniski. “Its Plattsburgh and Saranac Lake locations will mark our first entry into the counties of Clinton and Essex, respectively. It is a very logical extension of our northern New York footprint into markets that we’ve been looking to expand into for some time. In addition, it’s an opportunity for us to strengthen our presence in Franklin County to a ‘number-one’ market share position, via its two Tupper Lake branches. And like nearly all of the acquisitions we’ve made in recent years, we’ll be gaining a customer base that has not had access to the breadth of retail, commercial, and financial services products we offer.”
        The transaction is expected to be completed during the second quarter of 2007, pending regulatory and TLNB Financial shareholder approval.
        “This is an excellent relationship for Tupper Lake National Bank customers, employees, and shareholders,” said Martin M. Bier, TLNB Financial President and Chief Executive Officer. “Community Bank is an ideal partner for us. It has a long-standing presence in the Northern New York region and is clearly committed to our markets. It has a proven management team and board of directors with a clear strategy for growth, and a long track record of superior results. Our customers will benefit by gaining access to a wider range of products from a company whose culture is driven by exceptional customer service and the same community-based values under which we operate. In addition, the opportunities for advancement for our associates are now greater than ever before, which should help ensure a smooth transition for Tupper Lake National Bank’s dedicated team of employees.”
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Community Bank System to Acquire Tupper Lake Nat’l Bank

        Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y., with approximately $4.4 billion in assets and more than 130 customer facilities. Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, and as First Liberty Bank & Trust throughout Northeastern Pennsylvania. Its other subsidiaries include: BPA-Harbridge, which provides actuarial, administration, consulting and daily valuation recordkeeping services for benefit plans from offices in Upstate New York, New England, and Pennsylvania; Community Investment Services, Inc., a broker-dealer delivering financial products throughout the company’s branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Fla. For more information, please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.
        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.
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